Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1-800-FLOWERS.COM, Inc. 2001 Employee Stock Purchase Plan and 1999 Stock Incentive Plan of our report dated August 16, 2000 (except for
Note 12, Commitments and Contingencies-Online Marketing Agreements, as to which the date is September 1, 2000), with respect to the consolidated financial statements and schedule of 1-800-FLOWERS.COM, Inc. included in its Annual Report (Form 10-K) for the year ended July 2, 2000, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Melville, New York
January 30, 2001